Exhibit 23.2

Raymond Chabot Grant Thornton LLP Suite 2000
600 De La Gauchetière Street West
Montréal, Quebec H3B 4L8

T 514-878-2691

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of IREN Limited of our report dated August 28, 2024, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements, as to which the date is March 20, 2025, on the consolidated financial statements of IREN Limited which appears in the Annual Report on Form 20-F for the year ended June 30, 2024, of IREN Limited.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada

June 25, 2025

Member of Grant Thornton International Ltd	rcgt.com